Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-146648, No. 333-188676, and No. 333-212306) of Rex Energy Corporation of information relating to our report setting forth the estimates of revenues from the oil and gas reserves of Rex Energy Corporation as of December 31, 2016, and to inclusion of our summary report, in the form and context in which it appears, in the Annual Report on Form 10-K of Rex Energy Corporation for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission on or about March 15, 2017, including our summary report set forth in Exhibit 99.1 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS
Name: Danny D. Simmons, P.E. Title: President and Chief Operating Officer

Houston, Texas
March 15, 2017